Exhibit 99

PRESS RELEASE	For Immediate Release

Contacts:

Investment Community	Media

JAMES J. MURREN	ALAN M. FELDMAN
President	Senior Vice President
Chief Financial Officer	Public Affairs
Tel-702.639.8877	Tel-702.891.7141
jim_murren@mgmmirage.com	afeldman@mirage.com

MGM MIRAGE TO PARTNER WITH CAPITALAND
TO SUBMIT PROPOSAL FOR SINGAPORE RESORT

Las Vegas, Nevada, January 20, 2005 – MGM MIRAGE (NYSE: MGG) and CapitaLand (SGX-ST: CAPL), one of the largest listed property companies in Asia, have agreed to submit a joint concept proposal to the Singapore government for the development of an integrated entertainment resort complex at Marina Bayfront in Singapore.

This joint proposal agreement is in response to the Singapore Tourism Board’s invitation to interested parties to submit concepts (RFC) for an Integrated Resort (IR) in Singapore.

Marina Bayfront is ideally located on the south bay of Singapore, adjacent to the busy Central Business District and the proposed Business and Financial Center (BFC).

“We have been exploring development opportunities in Singapore for some time, and we are very pleased to be submitting a joint concept proposal with CapitaLand, a company for which we have the greatest respect,” said Terry Lanni, Chairman and CEO of MGM MIRAGE. “We are seeking to expand our international interests in the world’s most promising resort venues and hope to take advantage of our international marketing skills and worldwide recognition as leaders in the entertainment industry. By proceeding jointly with CapitaLand, both companies will benefit by building on each other’s great strengths and reputations.”

The Marina Bayfront project will provide MGM MIRAGE with a unique opportunity to showcase its expertise in this tourist sector. The proposed resort will help add excitement and create a significant attraction for the whole Marina Bay area, including the proposed Business and Financial Center (BFC). This complex will make Singapore an even more attractive place to live, work and do business.

Singapore needs to sustain and grow its tourism industry in an increasingly difficult environment in which it will be competing in a high-growth sector against major competitors with much more diversified natural attractions. CapitaLand has selected MGM MIRAGE for its proven track

MGM MIRAGE • 3600 LAS VEGAS BOULEVARD SOUTH • LAS VEGAS, NV 89109 • PHONE — 702.693.7120 • FAX — 702.693.8626 • WWW.MGMMIRAGE.COM

records in developing successful large-scale integrated resorts with demonstrated social responsibility and care in managing its casino operations.

The companies are expected to submit the joint concept proposal to the government by the end of February.

MGM MIRAGE (NYSE: MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 11 casino resorts located in Nevada, Mississippi and Michigan, and has investments in three other casino resorts in Nevada, New Jersey and Bristol, UK. Its portfolio of brands include AAA Five Diamond award winner Bellagio, MGM Grand Las Vegas, The Mirage, Treasure Island (“TI”), New York-New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; three casino-resorts in Primm, Nevada; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company is a 50-percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE is also invested in Triangle Casino, a local casino in Bristol, UK. MGM MIRAGE recently announced plans to develop and operate a casino-resort in Macau in partnership with Macau businesswoman Pansy Ho Chiu-king.

CapitaLand is one of the largest listed property companies in Asia. Headquartered in Singapore, the multinational company’s core businesses in property, hospitality, property services and real estate financial services are focused in key cities in Asia, Australia, Europe and the Americas.

The company’s property and hospitality portfolio spans 88 cities in 29 countries. CapitaLand also leverages on its significant real estate asset base and market knowledge to develop fee-based products and services in Singapore and the region. The listed subsidiaries and associates of CapitaLand include Raffles Holdings, The Ascott Group, CapitaMall Trust, CapitaCommerical Trust and Australand Property Group, which is listed in both Singapore and Australia. For more information about CapitaLand, please visit the company’s website at www.capitaland.com.

For further information, please contact James Murren, President and Chief Financial Officer, MGM MIRAGE, at (702) 693-8877 or Alan Feldman, Senior Vice President of Public Affairs, MGM MIRAGE, at (702) 891-7147.

For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE • 3600 LAS VEGAS BOULEVARD SOUTH • LAS VEGAS, NV 89109 • PHONE — 702.693.7120 • FAX — 702.693.8626 • WWW.MGMMIRAGE.COM